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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2064 DATED 16 DECEMBER 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$10,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2009
 CURRENTLY TOTALING A$4,291,016,000.00 (A$2,433,003,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.     (i)   Issuer:                          Queensland Treasury Corporation

       (ii)  Guarantor:                       The Treasurer on behalf of the
                                              Government of Queensland

2.           Benchmark line:                  2009
                                              (to be consolidated and form a
                                              single series with QTC 6% Global
                                              A$Bonds due 14 July
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                                              2009, ISIN US748305BB44)

3.           Specific Currency or             AUD ("A$")
             Currencies:

4.     (i)   Issue price:                     103.799%

       (ii)  Dealers' fees and commissions    No fee or commission is payable in
             paid by Issuer:                  respect of the issue of the bond(s)
                                              described in these final terms
                                              (which will constitute a "pricing
                                              supplement" for purposes of any
                                              offers or sales in the United States
                                              or to U.S. persons). Instead, QTC
                                              pays fees and commissions in
                                              accordance with the procedure
                                              described in the QTC Offshore and
                                              Onshore Fixed Interest Distribution
                                              Group Operational Guidelines.

5.           Specified Denominations:         A$1,000

6.     (i)   Issue Date:                      17 December 2008

       (ii)  Record Date (date on and from    6 January / 6 July. Security will
             which security is                be ex-interest on and from 7
             Ex-interest):                    January / 7 July.

       (iii) Interest Payment Dates:          14 January / 14 July

7.           Maturity Date:                   14 July 2009

8.           Interest Basis:                  6 per cent Fixed Rate

9.           Redemption/Payment Basis:        Redemption at par

10.          Change of Interest Basis or      Not Applicable
             Redemption/Payment Basis:

11.    (i)   Status of the Bonds:             Senior and rank pari passu with
                                              other senior, unsecured debt
                                              obligations of QTC

       (ii)  Status of the Guarantee:         Senior and ranks pari passu with
                                              all its other unsecured obligations

12.          Method of distribution:          Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.          Fixed Rate Note Provisions
             Applicable

       (i)   Rate(s) of Interest:             6 per cent per annum payable
                                              semi-annually in arrears

       (ii)  Interest Payment Date(s):        14 January and 14 July in each
                                              year up to and including the
                                              Maturity Date

       (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount
             (Applicable to bonds in
             definitive form)

       (iv)  Determination Date(s):           Not Applicable

       (v)   Other terms relating to the      None
             method of calculating
             interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.          Final Redemption Amount:         A$1,000 per bond of A$1,000
                                              Specified Denomination
                                              (NB: If the Final Redemption
                                              Amount is other than 100 per cent.
                                              of the nominal value the bonds
                                              will be derivative securities for
                                              the purposes of the Prospectus
                                              Directive and the requirements of
                                              Annex XII to the Prospectus
                                              Directive Regulation will apply
                                              and the Issuer will prepare and
                                              publish a supplement to the
                                              Prospectus)

15.          Early Redemption Amount(s)       Not Applicable
             payable on redemption for
             taxation reasons or on event
             of default and/or the method
             of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.          Form of Bonds:                   Permanent Global Note not
                                              exchangeable for Definitive Bonds

17.          Additional Financial             Not Applicable
             Centre(s) or other special
             provisions relating to
             Payment Dates:

18.          Talons for future Coupons or     No
             Receipts to be attached to
             Definitive Bonds (and dates
             on which such Talons mature):

19.          Other terms or special           Not Applicable
             conditions:
                                              (When adding any other final terms
                                              consideration should be given as
                                              to whether such terms constitute
                                              "significant new factors" and
                                              consequently trigger the need for
                                              a supplement to the Prospectus
                                              under Article 16 of the Prospectus
                                              Directive)

DISTRIBUTION

20.    (i)   If syndicated, names and         Not Applicable
             addresses of Managers and
             underwriting commitments:

       (ii)  Date of Dealer Agreement:        16 December 2008

       (iii) Stabilizing Manager(s) (if       Not Applicable
             any):

21.          If non-syndicated, name and      Commonwealth Bank of Australia
             address of relevant Dealer:      Level 4
                                              Cnr Pitt Street and Martin Place
                                              Sydney NSW 2000

22.          Whether TEFRA D or TEFRA C       TEFRA Not Applicable
             rules applicable or TEFRA
             rules not applicable:

23.          Non exempt Offer                 Not Applicable
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                                              (N.B. Consider any local
                                              regulatory requirements necessary
                                              to be fulfilled so as to be able
                                              to make a non-exempt offer in
                                              relevant jurisdictions.  No such
                                              offer should be made in any
                                              relevant jurisdiction until those
                                              requirements have been met.
                                              Non-exempt offers may only be made
                                              into jurisdictions in which the
                                              base prospectus (and any
                                              supplement) has been
                                              notified/passported.)

24.          Additional selling               Not Applicable
             restrictions:
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                             PART B--OTHER INFORMATION

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1.     LISTING AND ADMISSION TO TRADING

       (i)   Listing                          Bourse de Luxembourg.

       (ii)  Admission to trading:            Application has been made by the
                                              Issuer (or on its behalf) for the
                                              bonds to be admitted to trading on
                                              the regulated market of the Bourse
                                              de Luxembourg with effect from the
                                              Issue Date.

                                              (Where documenting a fungible
                                              issue need to indicate that
                                              original securities are already
                                              admitted to trading.)

2.     RATINGS

       Ratings:                               The bonds to be issued have been
                                              rated:

                                              S&P:     AAA
                                              Moody's: Aaa

                                              An obligation rate 'AAA' by S&P
                                              has the highest credit rating
                                              assigned by Standard & Poor's.
                                              The obligor's capacity to meet its
                                              financial commitment on the
                                              obligation is extremely strong.

                                              Obligations rated 'AAA' by Moody's
                                              are judged to be of the highest
                                              quality with minimal credit risk.

                                              A credit rating is not a
                                              recommendation to buy, sell or
                                              hold securities and may be revised
                                              or withdrawn by the rating agency
                                              at any time.  Each rating should
                                              be evaluated independently of any
                                              other rating.

                                              (The above disclosure should
                                              reflect the rating allocated to
                                              bonds issued under the bond
                                              facility generally or, where the
                                              issue has been specifically rated,
                                              that rating.)

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)          Reasons for the Offer:           See "Use of Proceeds" section in
                                              the prospectus supplement--if
                                              reasons for offer different from
                                              making profit and/or hedging
                                              certain risks will need to include
                                              those reasons here.

(ii)         Estimated net proceeds:          Not Applicable.
                                              (If proceeds are intended for more
                                              than
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                                              one use will need to split out and
                                              present in order of priority. If
                                              proceeds insufficient to fund all
                                              proposed uses state amount and
                                              sources of other funding.)

(iii)        Estimated total expenses:        Not Applicable.
                                              [Expenses are required to be
                                              broken down into each principal
                                              intended "use" and presented in
                                              order of priority of such "uses".]

5.           YIELD

             Indication of yield:             3.77%
                                              Calculated as 7 basis points less
                                              than the yield on the equivalent
                                              A$ Domestic Bond issued by the
                                              Issuer under its Domestic A$ Bond
                                              Facility on the Trade Date.
                                              The yield is calculated at the
                                              Trade Date on the basis of the
                                              Issue Price. It is not an
                                              indication of future yield.

6.           OPERATIONAL INFORMATION

(i)          ISIN Code:                       US748305BB44

(ii)         Common Code:                     008568618

(iii)        CUSIP Code:                      748305BB4

(iv)         Any clearing system(s) other     Not Applicable
             than Depositary Trust Company,
             Euroclear Bank S.A./N.V. and
             Clearstream Banking, societe
             anonyme and the relevant
             identification number(s):

(v)          Delivery:                        Delivery free of payment

(vi)         Names and addresses of           [_____]
             additional Paying Agent(s)
             (if any):

7.           TERMS AND CONDITIONS OF THE OFFER

(i)          Offer Price;                     Not applicable

(ii)         [Conditions to which the         Not applicable
             offer is subject;]

(iii)        [Description of the              Not applicable
             application process;]

(iv)         [Details of the minimum          Not applicable
             and/or maximum amount of
             application;]

(v)          [Description of possibility      Not applicable
             to reduce subscriptions and
             manner for refunding excess
             amount paid by applicants;]

(vi)         [Details of the method and       Not applicable
             time limits for paying up and
             delivering the bonds;]

(vii)        [Manner in and date on which     Not applicable
             results of the offer are to
             be made public;]
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(viii)       [Procedure for exercise of       Not applicable
             any right of pre-emption,
             negotiability of subscription
             rights and treatment of
             subscription rights not
             exercised;]

(ix)         [Categories of potential         Not applicable
             investors to which the bonds
             are offered and whether
             tranche(s) have been reserved
             for certain countries;]

(x)          [Process for notification to     Not applicable
             applicants of the amount
             allotted and the indication
             whether dealing may begin
             before notification is made;]

(xi)         [Amount of any expenses and      Not applicable
             taxes specifically charged to
             the subscriber or Purchaser;]

(xii)        [Name(s) and address(es), to     None
             the extent know to the
             Issuer, of the placers in the
             various countries where the
             offer takes place.]
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